Pricing Supplement dated March 17, 1998                           Rule 424(b)(3)
(To Prospectus dated December 5, 1996 and                     File No. 333-16583
Prospectus Supplement dated February 17, 1998)

                       THE REYNOLDS AND REYNOLDS COMPANY

              SERIES B MEDIUM-TERM TWO YEAR NOTES -- FIXED RATE

--------------------------------------------------------------------------------

Principal Amount:  $10,000,000                 Interest Rate:  5.875%

Agents Commission or Discount:  .25%           Default Rate:  N/A

Net proceeds to THE REYNOLDS AND REYNOLDS      Stated Maturity:  March 20, 2000
  COMPANY:  $9,967,900
                                               Original Issue Date:  March 20, 1998

--------------------------------------------------------------------------------

Exchange Rate Agent (if other than Norwest Bank Minnesota, National
Association):

Interest Payment Dates:
          [X] February 15 and August 15
          [ ] Other: _____________ and _____________

Record Dates:
          [X] February 1 and August 1
          [ ] Other: _____________ and _____________

Redemption:

          [X] The Notes cannot be redeemed prior to the Stated Maturity.
          [ ] The Notes may be redeemed prior to the Stated Maturity.
               Redemption Commencement Date:
               Initial Redemption Percentage:
               Annual Redemption Percentage Reduction: ______% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:

          [X] The Notes cannot be repaid prior to the Stated Maturity.
          [ ] The Notes can be repaid prior to the Stated Maturity at the option of the holder of the Notes.

              Optional Repayment Date(s):

Currency:
          Specified Currency:
            [X] United States dollars
            [ ] Other:
          Authorized Denomination:
            [X] $1,000 and integral multiples thereof
            [ ] Other:

Original issue Discount:  [X] Yes  [ ] No
          Total Amount of OID: .071%
          Yield to Maturity: 5.92%
          Initial Accrual Period: 0

Form: [X]  Book-Entry     [ ] Certificated

Agent: [ ] Goldman, Sachs & Co.
       [ ] BancAmerica Robertson Stephens
       [ ] First Chicago Capital Markets, Inc.
       [X] Deutsche Morgan Grenfell
       [ ] Other:

Agent acting in the capacity as indicated below:
          [X] Agent     [ ] Principal

If as principal:
          [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
          [ ] The Notes are being offered at a fixed public offering price of
              _________% of principal amount.

If as Agent:
          The Notes are being offered at a fixed initial public offering price of 99.929% of Principal Amount.

[ ] An addendum (as defined in the Prospectus Supplement) is attached hereto, containing terms and provisions to which reference is hereby made.

Other Provisions: N/A